EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors,
DRS Technologies, Inc.:


     We consent to the incorporation by reference in the registration statements (No. 2-87303, No. 2-99986, No. 333-14487, No. 33-33125, No. 33-42886 and No.
333-69751) on Form S-8 and (No. 33-64641, and No. 333-04929) on Form S-3 of DRS
Technologies, Inc. of our reports dated May 18, 2000, relating to the consolidated balance sheets of DRS Technologies, Inc. as of March 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and comprehensive earnings, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended March 31, 2000, which reports appear or are incorporated by reference in the March 31, 2000 Annual Report on Form 10-K of DRS Technologies, Inc.



/s/ KPMG LLP


Short Hills, New Jersey
June 28, 2000